May 2008 Preliminary Terms No. 631 Registration Statement No. 333-131266 Dated April 23, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket
Commodity-Linked Capital Protected Notes provide investors with exposure to a wide variety of individual commodities and commodity indices with no downside risk to the initial investment if held to maturity.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and uncapped upside exposure to the underlying commodities and/or commodity indices.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	May , 2008
Original issue date:	May , 2008 (5 business days after the pricing date)
Maturity date:	May 31, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Energy Exposure (30%)
	Coal – API (“coal”)	API21MON	10%
	Natural Gas (“natural gas”)	NG1	10%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%

	Agriculture Exposure (30%)
	Corn – CBOT (“corn”)	C 1	10%
	Soybeans – CBOT (“soybeans”)	S 1	10%
	Soybean Meal – CBOT (“soymeal”)	SM1	10%

	Base Metals Exposure (30%)
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%
	Copper – Grade A (“copper”)	LOCADY	10%
	Nickel – (“nickel”)	LONIDY	10%

	Precious Metals Exposure (10%)
	S&P GSCI™ Precious Metals Index – Excess Return (the “precious metals index”)	SPGCPMP	10%
*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Terms continued:	Please see page two of these preliminary terms for further summary terms of the notes
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.0%	98.0%
Total	$	$	$

(1)  The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 9 for further details.
(2)   For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0607001

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

SUMMARY TERMS	Continued from the Cover Page

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
Coal: the published price per ton (stated in U.S. dollars)
Natural gas: the official settlement price per million British Thermal Units (stated in U.S. dollars)
WTI crude oil: the official settlement price per barrel (stated in U.S. dollars)
Corn: the official settlement price per bushel (stated in U.S. cents)
Soybeans: the official settlement price per bushel (stated in U.S. cents)
Soymeal: the official settlement price per bushel (stated in U.S. dollars)
Aluminum: the official cash offer price per ton (stated in U.S. dollars)
Copper: the official cash offer price per ton (stated in U.S. dollars)
Nickel: the official cash offer price per ton (stated in U.S. dollars)
Precious metals index: the official settlement price of the precious metals index
For full descriptions, please see “Fact Sheet – Commodity price” on page 7 of these preliminary terms.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.
If any initial commodity price as finally determined by the relevant exchange, the commodity publisher or the index publisher or its successor differs from any initial commodity price specified in these preliminary terms, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day as applicable, during the period from and including May 2, 2011 to and including May 20, 2011, subject to market disruption events in respect of the applicable basket commodity.

CUSIP:	6174465Y1
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

May 2008	Page 2

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Investment Overview

The Commodity-Linked Capital Protected Notes due May 31, 2011 (the “notes”), provide investors with an opportunity to gain direct exposure to a basket of commodities with no downside risk to their initial investment if the notes are held to maturity.

At maturity, the notes will pay the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a diversified basket of nine physical commodities (energy, agricultural commodities and base metals) and a precious metals index (the “basket”) over the term of the notes, as measured over the specified determination dates.  The supplemental redemption amount provides 1:1 upside participation (e.g. a 10% appreciation of the basket will return 100% of principal plus 10% at maturity).  If the basket has depreciated or has not appreciated, the investment will return par at maturity.  The notes do not pay interest.

Maturity:	3 years
Protection at maturity:	100%
Interest:	None
Payment at maturity:	(i) If the basket performance is greater than zero Þ 100% of the basket performance (ii) If the basket performance is less than or equal to zero Þ par

Basket Overview

Basket Commodity	Bloomberg Ticker Symbol	Weighting
Energy Exposure (30%)
Coal	API21MON	10%
Natural gas	NG1	10%
WTI crude oil	CL1	10%
Agricultural Exposure (30%)
Corn	C 1	10%
Soybeans	S 1	10%
Soymeal	SM1	10%
Base Metals Exposure (30%)
Aluminum	LOAHDY	10%
Copper	LOCADY	10%
Nickel	LONIDY	10%
Precious Metal Exposure (10%)
Precious metals index	SPGCPMP	10%

The S&P GSCITM commodities included in the precious metals index and their dollar weightings on April 21, 2008 are:

Commodity	Weighting
Gold	87.24%
Silver	12.25%

May 2008	Page 3

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Information as of April 21, 2008

Basket Commodity:	Current price:	52 Weeks Ago:	52 Week High:	52 Week Low:
Coal	$138.63	$71.60	$148.30	$71.00
Natural Gas	$10.733	$7.562	$10.733	$5.38
WTI crude oil	$117.48	$65.89	$117.48	$61.47
Corn	580.25¢	352.25¢	606¢	310¢
Soybeans	1,315.5¢	721.25¢	1,544.5¢	709.75¢
Soymeal	$336.80	$196.40	$377.00	$190.90
Aluminum	$3,012.50	$2,807	$3,175	$2,316.50
Copper	$8,641.50	$7,920	$8,884.50	$6,272.50
Nickel	$28,650	$51,300	$54,200	$25,055
Precious metals index	142.15	113.9	157.26	103.25

Basket Historical Performance January 19, 2005 to April 21, 2008

The graph illustrates the effect of any offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the notes nor does the graph take into account the averaging of the commodity prices over the determination dates which will occur when we calculate the basket performance at maturity. The historical price performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of future performance.

May 2008	Page 4

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Key Investment Rationale

Exposure to commodities is a component of portfolio diversification.  Investors who believe they have underweight exposure to commodities or those concerned about the risks associated with investing directly in commodities can use the notes to gain exposure to the basket of commodities while protecting 100% of their principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the performance of the basket
Access
▪  Exposure to a diversified basket consisting of nine commodities with exposure to energy, agricultural commodities, base metals and the precious metals index (the “basket”)
▪  Portfolio diversification from traditional fixed income / equity investments

Uncapped Participation:	▪ There is no maximum payment on the notes. Investors will receive 100% of any appreciation in the value of the basket

Summary of Selected Key Risks (see page 13)

▪	No interest payments

▪	Possibility of no return

▪	Market prices of the notes will be influenced by many unpredictable factors

▪	Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

▪	Changes in the value of one or more of the basket commodities may offset each other

▪	Payout at maturity based on the weighted average of prices of the basket commodities as measured on the determination dates

▪	Adjustments to the underlying precious metals index could adversely affect the value of the notes

▪	There are risks relating to the trading of metals on the London Metal Exchange

▪	Inclusion of commissions / projected profit from hedging is likely to adversely affect secondary market prices

▪	Economic interests of the calculation agent may be potentially adverse to investors

▪	Hedging and trading activity could adversely affect the prices of the basket commodities

▪	Credit risk to Morgan Stanley

▪	The notes will not be listed, secondary trading may be limited and you could receive less than the stated principal amount per note if you try to sell your notes prior to maturity

▪	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the notes

Suitability

The notes may be suitable for investors who:

▪	Do not require current income / coupon payments

▪	Are capable of understanding the complexities / risks specific to the notes, and specifically, the basket commodities

▪	Are willing to receive no return on the notes should the basket depreciate or not appreciate

May 2008	Page 5

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on whether the basket performance is positive.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
May , 2008	May , 2008 (5 business days after the pricing date)	May 31, 2011

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 9)
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None

Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Energy Exposure (30%)
	Coal – API (“coal”)	API21MON	10%
	Natural Gas (“natural gas”)	NG1	10%
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%

	Agriculture Exposure (30%)
	Corn – CBOT (“corn”)	C 1	10%
	Soybeans – CBOT (“soybeans”)	S 1	10%
	Soybean Meal – CBOT (“soymeal”)	SM 1	10%

	Base Metals Exposure (30%)
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%
	Copper – Grade A (“copper”)	LOCADY	10%
	Nickel – (“nickel”)	LONIDY	10%

	Precious Metals Exposure (10%)
	S&P GSCI™ Precious Metals Index – Excess Return (the “precious metals index”)	SPGCPMP	10%

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity price and final average commodity price of each basket commodity will be determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
A depreciation of one or more basket commodities will partially or wholly offset any appreciation in any of the other basket commodities such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting

May 2008	Page 6

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Commodity price:	For any trading day or index business day, as applicable:

Coal: the published price per ton of steam coal, 6,000 kcal/kg, up to 1% sulphur NAR basis, cif ARA of the current month forward contract, stated in U.S. dollars, as published under the heading “Daily forward curves: API 2: (6,000kc NAR CIF ARA)” under the column “Average” in the issue of McCloskey’s Coal Report that reports prices effective on such trading day

Natural gas: the official settlement price per million British Thermal Units of natural gas on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange

WTI crude oil: the official settlement price per barrel of the first nearby month futures contract per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day

Corn: the official settlement price per bushel of deliverable grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract) stated in U.S. cents, as made public by the relevant exchange

Soybeans: the official settlement price per bushel of deliverable grade soybeans on the relevant exchange   of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange

Soymeal: the official settlement price per bushel of deliverable grade soymeal on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day within 14 calendar days of the last trading day of the first nearby month futures contract, the second nearby month futures contract), stated in U.S. dollars, as made public by the relevant exchange

Aluminum:  the official cash offer price per ton of high grade Primary Aluminum on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange

Copper: the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange

Nickel: the official cash offer price per ton of Primary Nickel on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange

Precious metals index: the official settlement price of the precious metals index as published by the index publisher

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.

If in the event of a market disruption even with respect to any basket commodity on the pricing date, the initial commodity shall be determined in accordance with the fallback mechanics set out under “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for Commodity-Linked Capital Protected Notes.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day as applicable, during the period from and including May 2, 2011 to and including May 20, 2011, subject to market disruption events in respect of the applicable basket commodity.

Relevant exchange:	In the case of aluminum, copper and nickel, the London Metal Exchange (the “LME”).
In the case of WTI crude oil and natural gas, the NYMEX Division, or its successor, of the New York Mercantile Exchange.
In the case of soybeans, corn and soymeal, the Chicago Board of Trade (the “CBOT”).
Index publisher:	Precious metals index: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
Commodity publisher:	Coal: McCloskey’s Coal Report
Call right:	The notes are not callable prior to the maturity date.

May 2008	Page 7

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174465Y1
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income. If the notes were priced on April 18, 2008, the “comparable yield” would be a  rate of 5.0649% per annum, compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different from the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,161.9990 due at maturity.  The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day-count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2008	$4.2208	$4.2208
July 1, 2008 through December 31, 2008	$25.4314	$29.6522
January 1, 2009 through June 30, 2009	$26.0754	$55.7276
July 1, 2009 through December 31, 2009	$26.7358	$82.4634
January 1, 2010 through June 30, 2010	$27.4128	$109.8762
July 1, 2010 through December 31, 2010	$28.1071	$137.9833
January 1, 2011 through the Maturity Date	$24.0157	$161.9990

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

May 2008	Page 8

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100%	2.00%	<$999K
99.625%	1.625%	$1MM-$2.99MM
99.4375%	1.4375%	$3MM-$4.99MM
99.250%	1.250%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

May 2008	Page 9

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 100%
Less than or equal to zero	$0. Investors will only receive $1,000 at maturity

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.  Investors will receive 100% of any appreciation in the value of the basket.

If the basket performance at maturity is zero or negative, investors will only receive the stated principal amount at maturity.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

May 2008	Page 10

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Hypothetical Payout on the Notes

Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  In addition, below are examples of how to calculate the payment at maturity.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical and do not reflect the actual commodity prices.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price
Coal	10%	$130	$143
Natural gas	10%	$10	$11
WTI crude oil	10%	$120	$132
Corn	10%	580¢	638¢
Soybeans	10%	1,300¢	1,430¢
Soymeal	10%	$336.00	$369.60
Aluminum	10%	$3,000	$3,300
Copper	10%	$8,640	$9,504
Nickel	10%	$28,600	$31,460
Precious metals index	10%	140	154

Basket Performance = Sum of Commodity Performance Values

[(final average coal price – initial coal price) / initial coal price]  x  10%; plus
[(final average natural gas price – initial natural gas price) / initial natural gas price]  x  10%; plus
[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  10%; plus
[(final average corn price – initial corn price) / initial corn price]  x  10%; plus
[(final average soybeans price – initial soybeans price) / initial soybeans price]  x  10%; plus
[(final average soymeal price – initial soymeal price) / initial soymeal price]  x  10%; plus
[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  10%; plus
[(final average copper price – initial copper price) / initial copper price]  x  10%; plus
[(final average nickel price – initial nickel price) / initial nickel index price]  x  10%; plus
[(final average precious metals index price – initial precious metals index price) / initial precious metals index price]  x  10%;

So, using the hypothetical prices above,

[($143 – $130) /$130] x 10%  = 1%; plus
[($11 – $10) /$10] x 10%  = 1%; plus
[($132 – $120) /$120] x 10%  = 1%; plus
[(638¢ – 580¢) /580¢] x 10%  = 1%; plus
[(1,430¢ – 1,300¢) /1,300¢] x 10%  = 1%; plus
[($369.60 – $336) /$336] x 10%  = 1%; plus
[($3,300 – $3,000) /$3,000] x 10%  = 1%; plus
[($9,504 – $8,640) /$8,640] x 10%  = 1%; plus
[($31,460 – $28,600) /$28,600] x 10%  = 1%; plus
[(154 – 140) /140] x 10%  = 1%; plus

basket performance   =   10%

May 2008	Page 11

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

EXAMPLE #1:  Basket performance is positive

Hypothetical basket performance = 10%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
Coal	10%	10%	1%
Natural gas	10%	10%	1%
WTI crude oil	10%	10%	1%
Corn	10%	10%	1%
Soybeans	10%	10%	1%
Soymeal	10%	10%	1%
Aluminum	10%	10%	1%
Copper	10%	10%	1%
Nickel	10%	10%	1%
Precious metals index	10%	10%	1%
		Basket Performance =	10%

Supplemental redemption amount = $1,000 x 10% x 100% = $100

The total payment at maturity per note will equal $1,100, which is the sum of the $1,000 stated principal amount per note and a supplemental redemption amount of $100.

EXAMPLE #2:  Basket performance is 0% or negative

Hypothetical basket performance = – 5%

Participation rate = 100%

Basket Commodity	Weighting	Percentage Change from Initial Commodity Price	Commodity Performance Value
Coal	10%	10%	1%
Natural gas	10%	10%	1%
WTI crude oil	10%	10%	1%
Corn	10%	10%	1%
Soybeans	10%	10%	1%
Soymeal	10%	10%	1%
Aluminum	10%	-20%	-2%
Copper	10%	-30%	-3%
Nickel	10%	-30%	-3%
Precious metals index	10%	-30%	-3%
		Basket Performance =	– 5%

Supplemental redemption amount = $1,000 x –5% (less than zero) x 100% = $0

In this example, the final average prices of six of the basket commodities—coal, natural gas, WTI crude oil, corn, soybeans and soymeal (with a combined weighting of 60% of the basket)—are each higher than their respective initial prices by 10%.  However, the final average prices of aluminum, copper, nickel and the precious metals index (comprising 40% of the basket) are each lower than their respective initial prices: by 20% in the case of aluminum and by 30% in the case of copper, nickel and the precious metals index.  Accordingly, although six of the basket commodities have positive performance values and only four have negative performance values, the sum of the commodity performance values is negative equating to a negative basket performance.  Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

May 2008	Page 12

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No interest payments and possibility of no return.  The terms of the notes differ from ordinary debt securities in that no interest will be paid.  Because the supplemental redemption amount is variable and may equal zero, the overall return on the notes may be less than the amount that would be paid on an ordinary debt security of comparable maturity.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

▪
Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

▪
Adjustments to the precious metals index could adversely affect the value of the notes.  The publisher of the precious metals index can alter the metals underlying the precious metals index, and can make other methodological changes that could change the value of the precious metals index.  Any of these actions could adversely affect the value of the notes.  In addition the index publisher may discontinue or suspend calculation or publication of the precious metals index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the notes will be an amount based on the closing prices at maturity of the metals underlying the precious metals index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the precious metals index last in effect prior to discontinuance of the precious metals index.

▪
Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket

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Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

▪
Specific commodities prices are affected by numerous factors specific to each market.  For more information on natural gas, WTI crude oil, aluminum, copper, nickel and the precious metals index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

o
Coal: The price of coal is affected by the global demand for and supply of coal. Due to the importance of coal in the generation of electricity and the production of iron and steel, the electric and steel industries account for a significant percentage of coal demand. Nuclear power, natural gas, hydro-electric power, wind and solar power and crude oil can be used as substitutes for coal, and the availability and price of each of these alternative energy sources also affects demand for coal. Government regulations regarding air pollution affect the demand for coal, and, specifically, the demand for specific types of coal, by limiting the amount of sulfur dioxide which may be emitted during the use of coal. Other factors that affect the price of coal include weather patterns, discoveries of new coal deposits, labor and equipment costs, environmental, health and safety and other government regulations, including the regulation of mines, government subsidies and tax incentives, and transportation disruptions.

o
Corn:  The price of corn is primarily affected by the global demand for, and supply of, corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

o
Soybeans:  The price of soybeans is primarily affected by the global demand for and supply of soybeans, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture, including soybeans, specifically, and trade, fiscal and monetary issues, more generally. Extrinsic factors also affect soybean prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

o
Soymeal: The price of soymeal is primarily affected by the global demand for and supply of soymeal, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Soymeal is used primarily as an animal feed ingredient and therefore demand for soymeal is significantly influenced by the level of global livestock production.  Soymeal production is dominated by the United States, China, Brazil, Argentina and India.  Governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of soymeal.  Extrinsic factors also affect soymeal prices such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.

▪
Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

▪
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases in the price of any basket commodity on one or more determination dates may be partially or

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Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

entirely offset by decreases in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased substantially on the final determination date, the final average commodity price for such basket commodity may not be higher than the initial price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount for each note you hold.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum and copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any averaging date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and copper, and consequently the payment at maturity could be adversely affected.

▪
Investing in the notes is not equivalent to investing directly in the basket commodities.  Because the basket performance is based on the average prices of the basket commodities over the determination dates over the final three months of the term of the notes, it is possible for the final average commodity price of any of the basket commodities to be lower than the initial commodity price of such basket commodity even if the price of the basket commodity has been above the initial commodity price during the term of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any basket index could adversely affect the value of the notes.  The index publisher of any basket index may make methodological changes in the relevant basket index that could directly or indirectly affect the value of the index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the relevant basket index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could potentially increase the initial commodity prices for the basket commodities and, as a result, could increase the prices at which the basket commodities must close on the determination dates before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

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Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Information about Precious Metal Index

The S&P GSCITM Precious Metals Index – Excess Return. The S&P GSCITM Precious metals index – Excess Return, which we refer to as the precious metals index, is a sub-index of the S&P GSCITM-ER.  The precious metals index represents only the gold and silver components of the S&P GSCITM-ER.  The value of the precious metals index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the gold and silver futures contracts included in the precious metals index; and (ii) the precious metals index has a separate normalizing constant.

The S&P GSCITM commodities included in the precious metals index and their dollar weightings on April 21, 2008 are:

Commodity	Weighting
Gold	87.24%
Silver	12.25%

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

 License Agreement between S&P and Morgan Stanley.  The Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

May 2008	Page 16

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Historical Information

The following tables set forth the published high and low official settlement prices or official cash offer price, as applicable, as well as end-of-quarter official settlement prices or official cash offer price, as applicable, of each of the basket commodities for each quarter in the period from, in the case of WTI crude oil, the agricultural index and the precious metals index, January 1, 2003 through April 21, 2008, and in the case of coal, January 19, 2005 through April 21, 2008.  The related graphs set forth the official settlement prices for each of the basket commodities in the same respective periods.  On April 21, 2008 the official settlement prices were, in the case of coal, $138.63, in the case of natural gas, $10.733, in the case of WTI crude oil, $117.48, in the case of corn, 580.25¢, in the case of soybeans, 1,315.50¢, in the case of soymeal, $336.80, in the case of aluminum, $3,012.50, in the case of copper, $8,641.50, in the case of nickel, $28,650.00 and in the case of the precious metals index, 142.15.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Coal (in U.S. dollars)	High	Low	Period End
2005
First Quarter (beginning January 19, 2005)	67.65	63.10	66.60
Second Quarter	68.05	60.43	61.73
Third Quarter	63.25	54.10	54.55
Fourth Quarter	55.15	50.78	52.48
2006
First Quarter	66.83	53.25	65.18
Second Quarter	64.23	58.85	60.68
Third Quarter	71.35	60.30	65.55
Fourth Quarter	68.75	63.20	68.05
2007
First Quarter	72.15	66.20	72.15
Second Quarter	81.58	70.30	78.00
Third Quarter	104.03	75.25	104.03
Fourth Quarter	129.68	102.00	127.05
2008
First Quarter	148.30	127.30	128.78
Second Quarter (through April 21, 2008)	138.88	125.00	138.63

Daily Published Prices of Coal January 19, 2005 to April 21, 2008

May 2008	Page 17

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Natural Gas (in U.S. dollars)	High	Low	Period End
2003
First Quarter	9.577	4.935	5.060
Second Quarter	6.521	4.919	5.411
Third Quarter	5.520	4.430	4.830
Fourth Quarter	7.221	4.459	6.189
2004
First Quarter	7.287	5.077	5.933
Second Quarter	6.705	5.509	6.155
Third Quarter	6.911	4.570	6.795
Fourth Quarter	8.752	6.149	6.149
2005
First Quarter	7.653	5.790	7.653
Second Quarter	7.749	6.123	6.981
Third Quarter	14.196	7.171	13.921
Fourth Quarter	15.378	11.022	11.225
2006
First Quarter	10.626	6.547	7.210
Second Quarter	8.192	5.887	6.104
Third Quarter	8.211	4.201	5.620
Fourth Quarter	8.871	5.643	6.299
2007
First Quarter	7.871	6.162	7.730
Second Quarter	8.191	6.655	6.773
Third Quarter	7.010	5.380	6.870
Fourth Quarter	8.637	6.761	7.483
2008
First Quarter	10.230	7.621	10.101
Second Quarter (through April 21, 2008)	10.733	9.322	10.733

Daily Official Settlement Prices of Natural Gas January 1, 2003 to April 21, 2008

May 2008	Page 18

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter	110.33	86.99	101.58
Second Quarter (through April 21, 2008)	117.48	100.98	117.48

Daily Official Settlement Prices of WTI Crude Oil January 1, 2003 to April 21, 2008

May 2008	Page 19

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Corn (in U.S. cents)	High	Low	Period End
2003
First Quarter	245.25	227.75	236.50
Second Quarter	256.00	228.50	228.50
Third Quarter	242.50	205.50	220.25
Fourth Quarter	254.75	213.75	246.00
2004
First Quarter	320.00	250.00	320.00
Second Quarter	330.50	257.50	257.50
Third Quarter	257.50	205.25	205.50
Fourth Quarter	207.50	191.50	204.75
2005
First Quarter	228.50	194.75	213.00
Second Quarter	235.50	195.25	212.25
Third Quarter	260.00	195.00	205.50
Fourth Quarter	216.25	186.25	215.75
2006
First Quarter	236.00	205.00	236.00
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	264.00	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	462.50	567.25
Second Quarter (through April 21, 2008)	606.00	580.25	580.25

Daily Official Settlement Prices of Corn January 1, 2003 to April 21, 2008

(in U.S. dollars

May 2008	Page 20

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

)
Soybeans (in U.S. dollars)	High	Low	Period End
2003
First Quarter	589.50	549.00	574.50
Second Quarter	648.75	573.75	621.25
Third Quarter	683.25	532.50	677.25
Fourth Quarter	800.00	678.00	789.00
2004
First Quarter	1,055.75	787.50	995.00
Second Quarter	1,053.50	806.00	893.00
Third Quarter	979.50	523.50	527.00
Fourth Quarter	561.25	502.00	547.75
2005
First Quarter	681.00	499.50	627.50
Second Quarter	744.50	603.75	651.75
Third Quarter	723.00	557.50	573.25
Fourth Quarter	613.00	554.00	602.00
2006
First Quarter	621.00	562.00	571.50
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter (through April 21, 2008)	1,380.00	1,211.00	1,315.50

Daily Official Settlement Prices of Soybeans January 1, 2003 to April 21, 2008

May 2008	Page 21

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

(in U.S. dolla
Soymeal (in U.S. dollars)	High	Low	Period End
2003
First Quarter	181.70	157.20	171.90
Second Quarter	199.20	170.90	190.80
Third Quarter	211.50	164.10	199.80
Fourth Quarter	255.50	197.70	241.90
2004
First Quarter	325.50	237.00	314.30
Second Quarter	336.00	254.50	297.50
Third Quarter	344.70	156.20	156.20
Fourth Quarter	166.00	147.00	162.60
2005
First Quarter	202.20	148.80	187.00
Second Quarter	232.40	183.20	207.00
Third Quarter	230.00	167.10	167.20
Fourth Quarter	203.80	162.80	197.30
2006
First Quarter	198.20	171.80	174.60
Second Quarter	185.40	168.40	174.60
Third Quarter	175.70	156.10	161.90
Fourth Quarter	201.00	160.40	191.90
2007
First Quarter	231.40	186.60	211.80
Second Quarter	237.80	190.90	229.20
Third Quarter	282.80	212.90	276.30
Fourth Quarter	337.70	254.70	331.50
2008
First Quarter	377.00	310.30	322.30
Second Quarter (through April 21, 2008)	352.20	329.80	336.80

Daily Official Settlement Prices of Soymeal January 1, 2003 to April 21, 2008

May 2008	Page 22

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Aluminum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter	3,175.00	2,359.00	2,935.00
Second Quarter (through April 21, 2008)	3,042.00	2,837.00	3,012.50

Daily Official Cash Offer Prices of Aluminum January 1, 2003 to April 21, 2008
(in U.S. d

May 2008	Page 23

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Copper (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter (through April 21, 2008)	8,884.50	8,325.50	8,641.50

Daily Official Cash Offer Prices of Copper January 1, 2003 to April 21, 2008
(in U.S. d

May 2008	Page 24

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Nickel (in U.S. dollars)	High	Low	Period End
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter	36,950.00	25,055.00	31,050.00
Fourth Quarter	33,655.00	25,510.00	25,805.00
2008
First Quarter	33,300.00	26,410.00	29,805.00
Second Quarter (through April 21, 2008)	30,025.00	28,200.00	28,650.00

Daily Official Cash Offer Prices of Nickel January 1, 2003 to April 21, 2008

May 2008	Page 25

Commodity-Linked Capital Protected Notes due May 31, 2011
Based on the Performance of a Diversified Commodity Basket

Precious Metals Index	High	Low	Period End
2003
First Quarter	69.00	59.37	61.16
Second Quarter	67.32	58.66	62.68
Third Quarter	70.21	62.11	69.64
Fourth Quarter	75.53	66.61	75.32
2004
First Quarter	79.19	72.17	79.19
Second Quarter	79.50	67.79	70.77
Third Quarter	76.02	70.32	76.02
Fourth Quarter	82.94	75.04	78.47
2005
First Quarter	80.22	73.91	76.86
Second Quarter	78.41	74.30	77.17
Third Quarter	82.72	74.38	82.13
Fourth Quarter	92.13	79.94	90.16
2006
First Quarter	102.70	91.52	101.77
Second Quarter	125.82	95.78	104.48
Third Quarter	112.95	97.49	101.31
Fourth Quarter	110.02	94.99	106.63
2007
First Quarter	115.03	101.36	109.68
Second Quarter	114.03	103.95	104.96
Third Quarter	118.31	103.25	118.31
Fourth Quarter	132.09	115.88	130.39
2008
First Quarter	157.26	133.79	142.61
Second Quarter (through April 21, 2008)	147.28	137.61	142.15

Daily Official Settlement Prices of the Precious Metals Index January 1, 2003 to April 21, 2008

May 2008	Page 26